CODE OF ETHICS FOR THE FUND AND FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS AND FOR THE ADVISOR

The Fund and the Adviser have each adopted a Code of Ethics (the Code) under Rule 17-j-1 of the Investment Company Act of 1940. The personnel subject to the Code are permitted to invest in securities, including securities that may be purchased by the Fund. You may obtain a copy of the code from the Securities and Exchange Commission or from the Fund’s website, www.focusfundsseries.com.

FINANCIAL STATEMENTS

The financial statements and independent registered public accounting firm's report are required to be included in the Annual Report to Shareholders. The Fund will provide the Annual Report without charge to the shareholders.

ANTI-MONEY LAUNDERING PROGRAM

The Fund has adopted an Anti-Money Laundering Compliance Program (the "Program") as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act").

Procedures to implement the Program include, but are not limited to, determining that the Fund's transfer agent has established proper anti-money laundering procedures, reporting suspicious and/or fraudulent activity and a complete and thorough review of all new opening account applications. The Fund will not transact business with any person or entity whose identity cannot be adequately verified under the provisions of the USA PATRIOT Act.

As a result of the Program, the Fund may be required to "freeze" the account of a shareholder if the shareholder appears to be involved in suspicious activity or if certain account information matches information on government lists of known terrorists or other suspicious persons, or the Fund may be required to transfer the account or proceeds of the account to a governmental agency.

I.Covered Officers/Purpose of the Code

This code of ethics (the Code of Ethics) applies to the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, or controller of Focus ~~Seriess~~ Series (the “Series”) or persons performing similar functions, regardless of whether individuals are employed by the registrant or by a third party. The Principal Executive Officer and Principal Financial Officer of the Series are referred to in this Code of Ethics as the “Covered Officers”. The names of the Covered Officers are listed in Exhibit A. The Series has adopted this Code of Ethics based on rule 204-1 under the Advisers Act for the purpose of promoting:

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (SEC) and in other public communications made by the Series;

Compliance with applicable laws and governmental rules and regulations;

The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

Accountability for adherence to the Code.

Each Covered Officer is expected to adhere to high standard of business ethics and to be to situations that may rise to apparent as well as actual conflicts of interest.

II. Covered Officers Should handle actual and Apparent Conflicts of interest Ethically.

Overview

A “conflict of interest” occurs when a Covered officer’s private interest interferes with the interests of, or his or her service to, the Series. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his or her position in the Series.

Certain conflicts of interest, which may arise as a result of the relationships between the Covered Officers and the Series, are subject to conflict of interest provisions in the Investment Company Act of 1940 (“1940 Act”) and the Investment Advisers act of 1940 (“Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Series because of their status as “affiliated persons” of the Series. The compliance programs adopted by the Series and its investment advisor are designed to detect, prevent and/or correct violations of these provisions. This Code of Ethics is not intended to address compliance with these provisions specifically, and does not replace the compliance programs adopted by the Series and its investment advisor.

Conflicts may arise from, or as a result of, the contractual relationship between the Series and its investment advisor, of which the Covered Officers are also officers or employees. As a result, this Code and recognizes that the Covered Officers will, in the normal rules of their duties (whether formally for the Series or for advisor, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Series and its investment advisor. The participation of the Covered Officers in such activities is contemplated by the contractual relationship between the Series and the investment adviser and consistent with the performance by the Covered Officers of their duties as officers of the Series. Accordingly, if participation by the Covered Officers in activities is performed in conformity with the provisions of the 1940 Act and Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interests are covered by this Code of Ethics, even if such conflicts of interest are not subject to provisions in the 1940 Act and/or the Advisers Act. The following list provides examples of the types of conflicts of interest which this Code of Ethics is intended to address. Covered Officers should in mind that the examples set forth in the list are intended to be the illustrative, but not exhaustive. The overarching principle is that the personal interest of Covered Officer should not be placed improperly before the interest of the Series.

Required Standard of Conduct

Under this Code of Ethics, a Covered Officer may not:

use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Series whereby the Covered Officer would benefit personally to the detriment of the Series;

cause the Series to take action, or fail to take action, on the individual personal benefit of the Covered Officer rather than the benefit of the Series;

use material nonpublic knowledge of portfolio transactions made or contemplated for the Series to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

This Code of Ethics recognizes that there may be situations which pose potential conflicts of interest that will be discussed with the Series counsel in order to determine whether these situations pose a material risk of causing detriment to the Series. Examples of such situations include:

Service as director on the board of any public or private company;  The receipt of any gifts or gratuities from any company with which the Series has current or prospective business dealings (which are not “nominal” gifts or gratuities), to the extent the situation is not addressed by the Series 17-j-1 Code of Ethics or the investment adviser’s Code of Ethics;

The receipt of any entertainment from any company with which the Series have current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise:

Any question of impropriety, to the extent the situation is not addressed by the Series’s 17j-1 Code of Ethics or the investment adviser’s Code of Ethics;

Any ownership interest in, or any consulting or employment relationship with, any of the Series’s service providers, other than the investment adviser, principal underwriter, administrator or any affiliated person thereof; and

A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Series for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III

Disclosure and Compliance

This Code of Ethics requires that Covered Officers conduct their duties according to high standards of conduct and diligence. Accordingly,

Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Series.

Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Series to others, whether within or outside the Series, including the Series’s directors auditors, and to governmental regulators and self-regulatory organizations.

Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Series and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Series file with, or submit to, the SEC and in other public communications made by the Seriess;

Each Covered Officer should comply with his or her obligations under the Series’s

Disclosure Controls and Procedures and certification requirements relating to the reports on Form N-CSR (certified shareholder reports) and on Form N-Q (quarterly schedule of portfolio holdings) that the Series is required to file; and

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

 IV.

Reporting and Accountability

This Code of Ethics requires that Covered Officers be knowledgeable and accountable. Accordingly, each Covered Officer shall

Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read and understands the Code;

Annually thereafter affirm to the Board that he has complied with the requirements of the Code;

Not retaliate against any other Covered Officer or any employee of the Series or their affiliated persons for reports of potential violations that are made in good faith; and Notify the Board of Directors promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code. With respect to specific situations and/or issues arising under this Code of Ethics, Covered Officers shall consult with Series’s counsel who shall have the authority to interpret this Code in any particular situation. Any approvals or waivers* sought by the Covered Officers must be considered by Series’s counsel.

(*Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provisions of the Code of Ethics” and “implicit waiver”, which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code of Ethics that has been known to an executive officer” of the registrant.)Series’s counsel is authorized to take, and will take, all appropriate action to investigate any potential violations reported to it. If, after such investigation, Series’s counsel believes that no violation has occurred, Series’s counsel is not required to take any further action;

If Series’s counsel determines that a violation has occurred, counsel will inform and make a recommendation to the full Board, which will consider appropriate action, which may include (i)review of, and appropriate modifications to, applicable policies and procedures; (ii)notification to appropriate personnel of the investment adviser or its board; or (iii)a recommendation to dismiss the Covered Officer; and Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed as provided by SEC rules.

V.

Other Policies and Procedures

This Code of Ethics shall be the sole code of ethics adopted by the Series for purposes of complying with Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedure of the Series, the Series’s adviser, principal underwriter, or other service providers govern or purport the behavior or activities of the Covered Officers who are subject to this Code of Ethics, they are hereby superseded by this Code of Ethics to the extent that they overlap or conflict with provisions of this Code of Ethics. It is expressly understood that the written codes of ethics adopted by the Series, its investment adviser and principal underwriter under Rule 17j-1 under the 1940 Act, and any other codes of conduct applicable to such entities, are separate requirements applying to the Covered Officers and others, and are not part of this Code of Ethics.

VI

Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board of Directors of the Series.

VII

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than Series’s counsel and the Board of Directors of the Series (and to counsel to the Board of Directors if different from Series’s counsel) where such reports or records pertain to Covered Officer of such Series.

VIII

Internal Use

This Code is intended solely for the internal use by the Series and does not constitute on admission, by or on behalf of any Series, as to any fact, circumstance, or legal conclusion.

IX

Personal Trading Procedures

The Access Person may place a buy or sell order in a security for personal/immediate family accounts only after a buy or sell order in the same security is filled.

The Access Person shall keep duplicate brokerage account statements of personal/immediate family accounts.

The Access Person shall report quarterly all the personal/immediate family transactions every quarter, no later than 30 days after the end of each quarter.

The Access Person shall report his personal/family securities holdings at the time the person becomes an access person and then annually.

If the Series has only one Access Person the reporting requirement is exempt but the advisory firm shall maintain records of the holdings and transactions as per rule 204A-1.

LIST OF COVERED OFFICERS: Rajendra Prasad will be the only Access Person who will perform portfolio management for Nevada RIA LLC. He is the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Compliance Officer.

Adopted on this 2nd day of June 2015.